Exhibit 99.2

Acceleron Receives Priority Medicines (PRIME) Designation from European Medicines Agency (EMA) for Sotatercept in Pulmonary Arterial Hypertension

First therapeutic to receive PRIME designation in pulmonary arterial hypertension since the EMA established the program in 2016

PRIME designation comes just three weeks after US FDA granted sotatercept Breakthrough Therapy designation

Cambridge, Mass. – May 4, 2020 – Acceleron Pharma Inc. (Nasdaq: XLRN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of TGF-beta superfamily therapeutics to treat serious and rare diseases, today announced that the European Medicines Agency (EMA) has granted Priority Medicines (PRIME) designation to sotatercept for the treatment of patients with pulmonary arterial hypertension (PAH).

“Receiving PRIME designation for sotatercept from the EMA mere weeks after the FDA granted it Breakthrough Therapy designation further strengthens our belief that sotatercept could eventually alter the treatment landscape in PAH dramatically,” said Habib Dable, President and Chief Executive Officer of Acceleron. “We’re delighted that in their initial assessments of our clinical trial data, regulatory authorities in the US and Europe have put forth a path that could potentially help us expedite delivery of sotatercept to patients in need of new therapeutic options.”

Launched in 2016, the EMA’s PRIME program is designed to enhance support for the development of medicines that target an unmet medical need and focuses on medicines that, based on early clinical data, may offer a major therapeutic advantage over existing treatments or may benefit patients without treatment options. PRIME offers drug developers the potential for accelerated assessment, access to scientific advice, and guidance on overall development plans and regulatory strategy as a means to help patients benefit as early as possible from therapies that may significantly improve their quality of life. For more information please visit the EMA website at www.ema.europa.eu.

In 2019, the FDA granted Orphan Drug designation for Sotatercept in PAH.

About Sotatercept

Sotatercept is an investigational agent designed to be a selective ligand trap for members of the TGF-beta superfamily to rebalance BMPR-II signaling, which is a key molecular driver of PAH. In preclinical studies of PAH, sotatercept reversed pulmonary vessel muscularization and improved indicators of right heart failure. Recent topline analysis of the PULSAR Phase 2 trial of sotatercept in patients with PAH revealed the trial met the primary as well as key and other secondary endpoints, with adverse events consistent with previously published data on sotatercept in other diseases. Sotatercept, which is part of a licensing agreement with Bristol Myers Squibb, is also being evaluated in the SPECTRA Phase 2 trial in patients with PAH. For more information, please visit www.clinicaltrials.gov.

Sotatercept is an investigational therapy that is not approved for any use in any country.

About PAH

PAH is a rare and chronic, rapidly progressing disorder characterized by the constriction of small pulmonary arteries and elevated blood pressure in the pulmonary circulation. PAH results in significant strain on the heart, often leading to limited physical activity, heart failure, and reduced life expectancy. The 5-year survival rate for patients with PAH is approximately 57%. Available therapies generally act by promoting the dilation of pulmonary vessels without addressing the underlying cause of the disease. As a result, PAH often progresses rapidly for many patients despite standard of care treatment. A growing body of research has implicated imbalances in BMP and TGF-beta signaling as a primary driver of PAH in familial, idiopathic, and acquired forms of the disease.

About Acceleron

Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. Acceleron’s leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.

Acceleron focuses its commercialization, research, and development efforts in hematologic and pulmonary diseases. In hematology, Acceleron and its global collaboration partner, Bristol Myers Squibb, are co-promoting REBLOZYL® (luspatercept-aamt), the first and only approved erythroid maturation agent, in the United States for the treatment of anemia in certain blood disorders. The Companies are also developing luspatercept for the treatment of anemia in patient populations of MDS, beta-thalassemia, and myelofibrosis. In pulmonary, Acceleron is developing sotatercept for the treatment of pulmonary arterial hypertension, having recently reported positive topline results of the Phase 2 PULSAR trial.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on social media: @AcceleronPharma and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements about Acceleron’s strategy, future plans and prospects, including statements regarding the development of sotatercept in PAH, the timeline for clinical development and regulatory approval of sotatercept in PAH, the expected timing for reporting of data from ongoing clinical trials, and the potential of Acceleron’s compounds as therapeutic drugs. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," “possible,” "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to, that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that regulatory approval of Acceleron’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of Acceleron’s compounds will take longer and/or cost more than planned, that Acceleron will be unable to successfully complete the clinical development of Acceleron’s compounds, that Acceleron may be delayed in initiating, enrolling or completing any clinical trials, that Acceleron’s compounds will not receive regulatory approval or become commercially successful products, and that Breakthrough Therapy or PRIME designation may not expedite the development or review of sotatercept. These and other risks and uncertainties are identified under the heading “Risk Factors” included in Acceleron’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings that Acceleron has made and may make with the SEC in the future.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.

Investors:
Todd James, 617-649-9393
Senior Vice President, Corporate Affairs and Investor Relations

Media:
Matt Fearer, 617-301-9557
Director, Corporate Communications

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